FOR IMMEDIATE RELEASE	CONTACT:
Thursday, February 5, 2015	Kathleen Till Stange, V.P. Corporate & Investor Relations
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

FBL Financial Group Reports Fourth Quarter 2014 Results

West Des Moines, Iowa, February 5, 2015 -

Financial Highlights
(Dollars in thousands, except per share data)

	Three months ended December 31,
	2014	2013
Net income attributable to FBL	$28,148	$26,952
Operating income	28,347	25,263
Earnings per common share (assuming dilution):
Net income	1.13	1.07
Operating income	1.13	1.00

FBL Financial Group, Inc. (NYSE: FFG) today reported net income attributable to FBL for the fourth quarter of 2014 of $28.1 million, or $1.13 per diluted common share compared to $27.0 million, or $1.07 per diluted common share, for the fourth quarter of 2013.

Operating Income(1). Operating income totaled $28.3 million, or $1.13 per common share, for the fourth quarter of 2014, compared to $25.3 million, or $1.00 per common share, for the fourth quarter of 2013. Fourth quarter 2014 operating income per share reflects:

•	A growing book of profitable business

•	Investment fee income of $0.10 per share, primarily due to higher than expected bond prepayments

•	Favorable mortality results

•
Unfavorable impact of $0.07 per share from unlocking interest related assumptions used in the calculation of deferred acquisition costs, value of insurance in force acquired and unearned revenue reserves

•	Lower operating expense levels resulting from FBL's focus on expense control

•	Increased equity income from investments in low income housing tax credit partnerships and investment companies
Operating income differs from the GAAP measure, net income attributable to FBL Financial Group, in that it excludes the impact of realized gains and losses on investments and the change in net unrealized gains and losses on derivatives. For further information on this non-GAAP financial measure, please refer to Note (1) and the reconciliation provided within this release.

"I am pleased to report that FBL Financial Group demonstrated another excellent quarter of earnings, with net income and operating income of $1.13 per share. These results cap off a year where we achieved record highs in full-year net income and operating income per share, and returned more than $50 million to shareholders through dividends and repurchases," said James P. Brannen, Chief Executive Officer of FBL Financial Group, Inc. "Our priorities in 2015 are to serve the Farm Bureau niche market, support and grow our exclusive Farm Bureau agency force, leverage technology, and maintain a strong capital position."

Product Revenues. Premiums and product charges for the fourth quarter of 2014 totaled $73.0 million compared to $73.3 million in the fourth quarter of 2013. Interest sensitive product charges increased two percent while traditional life insurance premiums decreased two percent during the quarter. Premiums collected(2) in the fourth quarter of 2014 totaled $142.1 million compared to $144.5 million in the fourth quarter of 2013. Annuity premiums collected were flat, while life insurance premiums collected decreased two percent.

Investment Income. Net investment income in the fourth quarter of 2014 totaled $98.5 million compared to $93.6 million in the fourth quarter of 2013. The increase is due to higher average invested assets partially offset by lower investment yields. The annualized yield earned on average invested assets, with securities at amortized cost, was 5.61 percent for the year ended December 31, 2014, compared to 5.74 percent for the year ended December 31, 2013. Investment fee income totaled $0.10 per share in the fourth quarter of 2014, and was primarily in the Annuity segment. At December 31, 2014, 96 percent of the fixed maturity securities in FBL Financial Group's investment portfolio were investment grade debt securities.

Benefits and Expenses. Benefits and expenses totaled $137.7 million in the fourth quarter of 2014, an increase from $135.4 million in the fourth quarter of 2013. Death benefits, net of reinsurance and reserves released, decreased to $22.1 million in the fourth quarter of 2014, compared to $24.7 million in the fourth quarter of 2013. By its nature, mortality experience can fluctuate from quarter to quarter.

Unlocking. During the fourth quarter of 2014, FBL Financial Group unlocked the assumptions used in the calculation of deferred acquisition costs, value of insurance in force acquired and unearned revenue reserves based on the current low interest rate environment. This unlocking resulted in the unfavorable impact of $2.5 million, or $0.07 per share after-tax.

Net Realized Losses on Investments. In the fourth quarter of 2014, FBL Financial Group recognized net realized losses on investments of $0.3 million. The net realized loss on investments of $0.3 million is attributable to gains on sales of $0.2 million and other-than-temporary impairments of $0.5 million.

Stock Repurchases. During the fourth quarter of 2014, FBL repurchased 33,930 shares of its Class A common stock for $1.5 million. FBL has $42.7 million remaining under its current stock repurchase program.

Capital and Book Value. As of December 31, 2014, the book value per share of FBL Financial Group common stock totaled $50.57, a 20 percent increase from $42.08 at December 31, 2013. Book value per share, excluding accumulated other comprehensive income(3), increased to $40.11 at December 31, 2014 from $37.27 at December 31, 2013. The December 31, 2014 company action level risk based capital ratio of Farm Bureau Life Insurance Company was approximately 545 percent.

Further Financial Information. Further information on FBL Financial Group's financial results, including results by segment, may be found in FBL Financial Group's financial supplement, available on its website, www.fblfinancial.com.

Conference Call. FBL Financial Group will hold a conference call with investors tomorrow, February 6, 2015, at 11:00 a.m. Eastern Time. The call will be webcast over the Internet, and a replay will be available on FBL Financial Group's website.

Certain statements in this release concerning FBL Financial Group's prospects for the future are forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act. These statements generally can be identified by their context, including terms such as “believes,” “anticipates,” “expects,” or similar words. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statement. These risks and uncertainties are detailed in FBL Financial Group's reports filed with the Securities and Exchange Commission and include, but are not limited to, difficult conditions in financial markets and the economy, lack of liquidity and access to capital, investment valuations, interest rate changes, changes in laws and regulations, competitive factors, relationships with Farm Bureau organizations, differences between actual claims experience and underwriting assumptions, the ability to attract and retain sales agents, adverse results from litigation and a decrease in ratings. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable; however, no assurance can be given that the assumptions will prove to be correct.

FBL Financial Group is a holding company whose purpose is to protect livelihoods and futures. Its primary operating subsidiary, Farm Bureau Life Insurance Company, underwrites and markets a broad range of life insurance and annuities to individuals and businesses, which are distributed by multiline exclusive Farm Bureau agents. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. FBL Financial Group, headquartered in West Des Moines, Iowa, is traded on the New York Stock Exchange under the symbol FFG. For more information, please visit www.fblfinancial.com.

- FINANCIAL INFORMATION AND NOTES FOLLOW -

FBL Financial Group, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenues:
Interest sensitive product charges	$27,685	$27,206	$109,770	$111,575
Traditional life insurance premiums	45,344	46,069	183,300	180,944
Net investment income	98,492	93,561	382,082	370,651
Net realized capital gains on sales of investments	221	3,142	3,760	15,967

Total other-than-temporary impairment losses	(549)	(802)	(822)	(6,662)
Non-credit portion in other comprehensive income	—	—	—	4,250
Net impairment losses recognized in earnings	(549)	(802)	(822)	(2,412)

Other income	3,954	3,808	14,849	14,506
Total revenues	175,147	172,984	692,939	691,231

Benefits and expenses:
Interest sensitive product benefits	53,395	53,188	211,540	203,599
Traditional life insurance benefits	41,013	40,676	162,876	160,471
Policyholder dividends	2,926	3,322	12,012	13,319
Underwriting, acquisition and insurance expenses	34,711	32,831	138,258	138,260
Interest expense	1,212	1,217	4,707	6,863
Other expenses	4,446	4,175	16,445	18,414
Total benefits and expenses	137,703	135,409	545,838	540,926
	37,444	37,575	147,101	150,305
Income taxes	(12,233)	(12,399)	(47,335)	(49,322)
Equity income, net of related income taxes	2,932	1,741	10,103	7,410
Net income	28,143	26,917	109,869	108,393
Net loss attributable to noncontrolling interest	5	35	72	165
Net income attributable to FBL Financial Group, Inc.	$28,148	$26,952	$109,941	$108,558

Earnings per common share - assuming dilution	$1.13	$1.07	$4.39	$4.21

Weighted average common shares	24,830,476	24,896,180	24,866,284	25,508,522
Effect of dilutive securities	131,709	232,967	149,960	265,893
Weighted average common shares - diluted	24,962,185	25,129,147	25,016,244	25,774,415

(1) Reconciliation of Net Income Attributable to FBL to Operating Income - Unaudited

In addition to net income, FBL Financial Group has consistently utilized operating income, a non-GAAP financial measure common in the life insurance industry, as a primary economic measure to evaluate its financial performance. Operating income equals net income attributable to FBL adjusted to eliminate the impact of realized gains and losses on investments and changes in net unrealized gains and losses on derivatives. FBL uses operating income, in addition to net income, to measure its performance since realized gains and losses on investments and the change in net unrealized gains and losses on derivatives can fluctuate greatly from quarter to quarter. These fluctuations make it difficult to analyze core operating trends. This non-GAAP measure is used for goal setting, determining short-term incentive compensation and evaluating performance on a basis comparable to that used by many in the investment community. FBL believes the combined presentation and evaluation of operating income, together with net income, provides information that may enhance an investor's understanding of FBL's underlying results and profitability. A reconciliation is provided in the following table:

	Three months ended		Year ended
	December 31,		December 31,
	2014	2013	2014	2013
	(Dollars in thousands, except per share data)
Net income attributable to FBL	$28,148	$26,952	$109,941	$108,558
Adjustments:
Net realized gains/losses on investments (a)	220	(1,492)	(1,786)	(8,206)
Change in net unrealized gains/losses on derivatives (a)	(21)	(197)	(1,114)	241
Operating income	$28,347	$25,263	$107,041	$100,593

Operating income per common share - assuming dilution	$1.13	$1.00	$4.27	$3.90

(a) Net of adjustments, as applicable, to amortization of unearned revenue reserves, deferred acquisition costs, value of insurance in force acquired and income taxes attributable to these items.

(2) Premiums Collected - Net statutory premiums collected, a measure of sales production, is a non-GAAP measure and includes premiums collected from annuities and universal life-type products. For GAAP reporting, these premiums received are not reported as revenues.

(3) Reconciliation of Book Value Per Share Excluding Accumulated Other Comprehensive Income - Unaudited

	December 31, 2014	December 31, 2013
Book value per share	$50.57	$42.08
Less: Per share impact of accumulated other comprehensive income	10.46	4.81
Book value per share, excluding accumulated other comprehensive income	$40.11	$37.27

Book value per share excluding accumulated other comprehensive income is a non-GAAP financial measure. Accumulated other comprehensive income totaled $258.4 million at December 31, 2014 and $119.1 million at December 31, 2013. Since accumulated other comprehensive income fluctuates from quarter to quarter due to unrealized changes in the fair value of investments caused principally by changes in market interest rates, FBL believes this non-GAAP financial measure provides useful supplemental information.

FBL Financial Group, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	December 31, 2014	December 31, 2013
Assets
Investments	$7,680,970	$7,040,002
Cash and cash equivalents	76,632	6,370
Deferred acquisition costs	220,760	335,514
Other assets	403,013	385,482
Assets held in separate accounts	683,033	693,955
Total assets	$9,064,408	$8,461,323

Liabilities and stockholders' equity
Liabilities
Future policy benefits	$6,125,118	$5,794,010
Other policy funds, claims and benefits	625,529	635,732
Debt	97,000	97,000
Other liabilities	280,846	195,835
Liabilities related to separate accounts	683,033	693,955
Total liabilities	7,811,526	7,416,532

Stockholders' equity
FBL Financial Group, Inc. stockholders' equity:
Preferred stock	3,000	3,000
Class A common stock	144,625	134,993
Class B common stock	72	72
Accumulated other comprehensive income	258,410	119,067
Retained earnings	846,737	787,609
Total FBL Financial Group, Inc. stockholders' equity	1,252,844	1,044,741
Noncontrolling interest	38	50
Total stockholders' equity	1,252,882	1,044,791
Total liabilities and stockholders' equity	$9,064,408	$8,461,323

Common shares outstanding	24,715,316	24,754,355

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